Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of (i) our reports dated February 26, 2016, relating to the consolidated financial statements of SemGroup Corporation and the effectiveness of internal control over financial reporting of SemGroup Corporation, each of which appear in SemGroup Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015; and (ii) our report dated February 26, 2016, relating to the financial statements of White Cliffs Pipeline, L.L.C., which appears in SemGroup Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

March 9, 2016